EXHIBIT 99.1
T-Mobile Delivers Strong Account and ARPA Growth, Translating into Industry-Leading Service Revenue, Profitability and EPS Growth
Q3 Results Demonstrate the Un-carrier’s Widening Differentiation, with Best Network, Best Value and Best Experiences Deepening Customer Relationships and Driving Industry-Leading Financial Results
Continued Strong Account Growth and Deepening Customer Relationships Fueled by Widening Differentiation
•Postpaid Average Revenue Per Account (“ARPA”) of $155.73 grew 4% year-over-year
•Postpaid net account additions of 274 thousand, with total postpaid accounts of 35.0 million up 3% year-over-year
Translating Strong Account Growth into Durable and Profitable Financial Growth
•Service revenues of $19.4 billion grew 6% year-over-year, industry-leading growth(1)
•Postpaid service revenues of $16.3 billion grew 9% year-over-year, industry-leading growth
•Net income of $3.5 billion grew 27% year-over-year, industry-leading growth
•Diluted earnings per share (“EPS”) of $3.22 grew 34% year-over-year, industry-leading growth
•Core Adjusted EBITDA(2) of $9.6 billion grew 11% year-over-year, industry-leading growth
•Net cash provided by operating activities of $7.3 billion decreased 2% year-over-year
•Adjusted Free Cash Flow(2) of $5.1 billion grew 5% year-over-year
Extending Overall Network Lead with Best Assets, Customer Centricity and Technology Leadership
•PCMag awarded T-Mobile Best Mobile Network (Major Carrier), Fastest Mobile Network, Best Mobile Network Coverage, Best Mobile Network Pricing (Major Carrier), and Highest Mobile Network Customer Satisfaction (Major Carrier)(3)
•T-Mobile recognized by Opensignal as the 5G Global Winner for 5G Coverage and for Time on 5G in large land-area markets(4)
•Ookla again ranked T-Mobile as the fastest 5G FWA provider in download & upload speeds(5)
•T-Mobile awarded Mobile Network Test Champion by P3 for the second consecutive quarter in their Q3 2026 US Benchmark, again sweeping all 13 award categories(6)
Bellevue, WA — October 28, 2026 — T-Mobile US, Inc. (NASDAQ: TMUS) reported third quarter 2026 results today, delivering strong postpaid net account and postpaid ARPA growth, both ahead of original expectations. The company’s robust account and ARPA growth contributed to industry-leading service revenue growth, including Postpaid service revenue growth, as well as industry-leading Net income growth and Core Adjusted EBITDA growth. The company also delivered strong Net cash provided by operating activities margin and Adjusted Free Cash Flow margin.
“Q3 marked another strong quarter and is further proof that our winning formula of the best network, best value, and best experiences drives durable and profitable growth,” said Srini Gopalan, CEO of T-Mobile. “More families and businesses are choosing T-Mobile, fueling our industry-leading financial growth. Our value proposition is clearly resonating for all customers, with our network as a significant driver of differentiation. We’re continuing to push the envelope on customer experience and innovation, with our best-in-class NPS underscoring our customer-first orientation. We have a tremendous growth runway ahead across core wireless, broadband, and smart adjacencies, and we’re just getting started.”
___________________________________________________________
(1)Industry-leading claims are based on consensus expectations if results are not yet reported.
(2)Core Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables. We are not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net income, including, but not limited to, Special Items, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(3)Based on PCMag's index of CoverageMap.com speed and 5G coverage test data (Jan. 1 to June 30, 2026), BestPhonePlans average unlimited plan pricing, and PCMag Readers' Choice survey results. PCMag The Best Mobile Networks in America 2026. Coverage award based on 5G coverage. Reprinted with permission. © 2026 Ziff Davis, LLC. All Rights Reserved.
(4)Opensignal Awards - 5G Global Mobile Network Experience Report, Sept 2026, Large land-area, based on independent analysis of mobile measurements recorded during the period Jan. 1 to June 29, 2026. © 2026 Opensignal Limited.
(5)Fastest according to Ookla Speedtest Intelligence data, 1H2026. All rights reserved.
(6)P3 US Mobile Benchmark Q3 2026.

Continued Strong Account Growth and Deepening Customer Relationships Fueled by Widening Differentiation
•Postpaid ARPA of $155.73 grew 4% year-over-year.
•Postpaid net account additions of 274 thousand, with total postpaid accounts of 35.0 million up 3% year-over-year. Postpaid account churn of 1.09%.

	Quarter			Nine Months Ended September 30,
(in thousands, except churn and ARPA)	Q3 2026	Q2 2026	Q3 2025	2026	2025
Postpaid net account additions	274	277	396	768	919
Total postpaid accounts, end of period (1)(2)(3)(4)(5)	34,974	34,700	33,979	34,974	33,979
Postpaid account churn	1.09%	0.99%	0.97%	1.04%	0.94%
Postpaid ARPA	$155.73	$152.91	$149.44	$153.53	$148.54
(1)In the second quarter of 2026, Metronet agreed to repurchase certain customer accounts, resulting in a base adjustment to decrease postpaid accounts by 16,000.
(2)In the first quarter of 2026, we recognized a base adjustment to decrease postpaid accounts by 18,000, primarily due to combining certain business accounts that have multiple billing account numbers.
(3)In the third quarter of 2025, we acquired 1,448,000 postpaid accounts through the UScellular acquisition, which includes the impact of certain base adjustments to align the policies of UScellular and T-Mobile.
(4)In the third quarter of 2025, we acquired 633,000 postpaid accounts from Metronet and other acquisitions.
(5)In the second quarter of 2025, we acquired 85,000 postpaid accounts from Lumos.
These base adjustments had no impact on postpaid net account additions.

Translating Strong Account Growth into Durable and Profitable Financial Growth
•Total service revenues increased 6% year-over-year to $19.4 billion, and Postpaid service revenues increased 9% year-over-year to $16.3 billion.
•Net income increased 27% year-over-year to $3.5 billion.
•Diluted EPS increased 34% year-over-year to $3.22 per share.
•Core Adjusted EBITDA increased 11% year-over-year to $9.6 billion.
•Net cash provided by operating activities decreased 2% year-over-year to $7.3 billion.
•Cash purchases of property and equipment, including capitalized interest, decreased 14% year-over-year to $2.3 billion.
•Adjusted Free Cash Flow increased 5% year-over-year to $5.1 billion.
•Stockholder Returns of $3.5 billion in Q3 2026, including common stock repurchases of $2.4 billion and cash dividends of $1.1 billion as part of the current stockholder return authorization of up to $18.2 billion through December 31, 2026, for cumulative stockholder returns(1) of $58.1 billion since program inception, split across stock repurchases of $46.7 billion and cash dividends of $11.5 billion.

	Quarter			Nine Months Ended September 30,		Q3 2026 vs. Q2 2026	Q3 2026 vs. Q3 2025	YTD 2026 vs. YTD 2025
(in millions, except EPS)	Q3 2026	Q2 2026	Q3 2025	2026	2025
Total service revenues	$19,375	$18,983	$18,241	$57,189	$52,604	2.1%	6.2%	8.7%
Postpaid service revenues	16,269	15,853	14,882	47,751	42,554	2.6%	9.3%	12.2%
Total revenues	23,584	22,791	21,957	69,482	63,975	3.5%	7.4%	8.6%
Net income	3,455	3,239	2,714	9,198	8,889	6.7%	27.3%	3.5%
Diluted EPS	3.22	2.99	2.41	8.47	7.82	7.7%	33.6%	8.3%
Adjusted EBITDA	9,620	9,537	8,684	28,398	25,490	0.9%	10.8%	11.4%
Core Adjusted EBITDA	9,620	9,537	8,680	28,397	25,479	0.9%	10.8%	11.5%
Net cash provided by operating activities	7,341	7,500	7,457	22,063	21,296	(2.1)%	(1.6)%	3.6%
Cash purchases of property and equipment, including capitalized interest	2,270	2,703	2,639	7,596	7,486	(16.0)%	(14.0)%	1.5%
Adjusted Free Cash Flow	5,071	4,797	4,818	14,467	13,810	5.7%	5.3%	4.8%
(1)Beginning in Q3 2022 through September 30, 2026.

Extending Overall Network Lead with Best Assets, Customer Centricity and Technology Leadership
•PCMag awarded T-Mobile Best Mobile Network (Major Carrier), Fastest Mobile Network, Best Mobile Network Coverage, Best Mobile Network Pricing (Major Carrier), and Highest Mobile Network Customer Satisfaction (Major Carrier).
•T-Mobile recognized by Opensignal as the 5G Global Winner for 5G Coverage and for Time on 5G in large land-area markets.
•Ookla again ranked T-Mobile as the fastest 5G FWA provider in download & upload speeds.
•T-Mobile awarded Mobile Network Test Champion by P3 for the second consecutive quarter in their Q3 2026 US Benchmark, again sweeping all 13 award categories.

See 5G device, coverage, and access details at T-Mobile.com. PCMag: Based on PCMag's index of CoverageMap.com speed and 5G coverage test data (Jan. 1 to June 30, 2026), BestPhonePlans average unlimited plan pricing, and PCMag Readers' Choice survey results. PCMag The Best Mobile Networks in America 2026. Coverage award based on 5G coverage. Reprinted with permission. © 2026 Ziff Davis, LLC. All Rights Reserved. Opensignal: Opensignal Awards - 5G Global Mobile Network Experience Report, Sept 2026, Large land-area, based on independent analysis of mobile measurements recorded during the period Jan. 1 to June 29, 2026. © 2026 Opensignal Limited. Ookla: Fastest according to Ookla Speedtest Intelligence data, 1H2026. All rights reserved. P3: US Mobile Benchmark Q3 2026.

Raising Profitability and Cash Flow Guidance at the Midpoint
•Postpaid net account additions are expected to be approximately 1.0 million, at the midpoint of the previous guide of 950 thousand to 1.05 million.
•Effective tax rate is now expected to be between 24% and 25%, a decrease from prior guidance of between 25% and 26%.
•Core Adjusted EBITDA, which is Adjusted EBITDA less lease revenues, is expected to be between $37.35 billion and $37.45 billion, an increase at the midpoint from prior guidance of $37.1 billion to $37.5 billion.
•Net cash provided by operating activities, including net payments for UScellular merger-related costs, is now expected to be between $28.7 billion and $28.8 billion, an increase at the midpoint from prior guidance of $28.4 billion to $28.8 billion.
•Cash purchases of property and equipment, including capitalized interest, are expected to be approximately $10.0 billion.
•Adjusted Free Cash Flow, including net payments for UScellular merger-related costs, is now expected to be between $18.7 billion and $18.8 billion, an increase at the midpoint from prior guidance of $18.4 billion to $18.8 billion. Adjusted Free Cash Flow guidance does not assume any material net cash inflows from securitization.

(in millions, except Postpaid net account additions and Effective tax rate)	Previous		Current		Change (Mid-point)
Postpaid net account additions (thousands)	950	1,050	~1,000		—
Net income (1)	N/A	N/A	N/A	N/A	N/A
Effective tax rate	25%	26%	24%	25%	(100) bps
Core Adjusted EBITDA (2)	$37,100	$37,500	$37,350	$37,450	$100
Net cash provided by operating activities	28,400	28,800	28,700	28,800	150
Capital expenditures (3)	~10,000		~10,000		—
Adjusted Free Cash Flow	18,400	18,800	18,700	18,800	150
(1)T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Special Items, Income tax expense and Interest expense. Core Adjusted EBITDA should not be used to predict Net income as the difference between this measure and Net income is variable.
(2)Management uses Core Adjusted EBITDA as a measure to monitor the financial performance of company operations, excluding the impact of lease revenues from related device financing programs.
(3)Capital expenditures means cash purchases of property and equipment, including capitalized interest.

Financial Results
For more details on T-Mobile’s Q3 2026 financial results, including the Investor Factbook with detailed financial tables, please visit T-Mobile US, Inc.’s Investor Relations website at https://investor.t-mobile.com.

Earnings Call Information
Date/Time
•Wednesday, October 28, 2026, at 4:30 p.m. (EDT)

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The earnings call will be broadcast live and can be replayed via the Investor Relations website at https://investor.t-mobile.com.

Submit Questions via X
Send a post to @TMobileIR or @SriniGopalan using $TMUS.

Contact Information
•Media Relations: mediarelations@t-mobile.com
•Investor Relations: investor.relations@t-mobile.com

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (https://investor.t-mobile.com), newsroom website (https://t-mobile.com/news), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR X account (https://x.com/TMobileIR), the @SriniGopalan X account (https://x.com/SriniGopalan) and our CEO’s LinkedIn account (https://www.linkedin.com/in/srini-gopalan/), both of which Mr. Gopalan also uses as a means for personal communications and observations, and the @TMobileCFO X account (https://x.com/tmobilecfo), and our CFO’s LinkedIn account (https://www.linkedin.com/in/peter-osvaldik-3887394), both of which Mr. Osvaldik also uses as a means for personal communications and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
As the supercharged Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is powered by an award-winning nationwide 5G Advanced network that connects more people, in more places, than ever before. With T-Mobile’s unique value proposition of best network, best value and best experiences, the Un-carrier is redefining connectivity and fueling competition while continuing to drive the next wave of innovation in wireless, broadband and beyond. Headquartered in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Mint Mobile. For more information, visit https://www.t-mobile.com.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions.

Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: competition, industry consolidation and changes in the market for wireless communications services and other forms of connectivity; cyberattacks, disruptions, data loss or other security breaches; our inability to adopt and deploy network technologies in a timely and effective manner; our inability to effectively execute our digital initiatives and drive customer and employee adoption of emerging technologies; our inability to retain or motivate key personnel, hire qualified personnel or maintain our corporate culture; system failures and business disruptions, allowing for unauthorized use of or interference with our network and other systems; the scarcity and cost of additional wireless spectrum, and regulations relating to spectrum use; the timing and effects of any pending and future acquisition, investment, joint venture, merger or divestiture involving us, including our inability to obtain any required regulatory approval necessary to consummate any such transactions or to achieve the expected benefits of such transactions; adverse economic, political or market conditions in the U.S. and international markets, including changes resulting from increases in oil prices, inflation or interest rates, tariffs and trade restrictions, supply chain disruptions, fluctuations in global currencies, immigration policies, and impacts of geopolitical instability, such as global conflict, wars and further escalations thereof; operational delays, higher procurement costs, such as memory chip cost impacts on smartphones, and operational costs, and increased regulatory and compliance complexities, for example, as a result of changes to trade policies, including higher tariffs, restrictions and other economic disincentives to trade; our inability to successfully deliver new products and services; any failure or inability of our third parties (including key suppliers) to provide products or services for the operation of our business; sociopolitical volatility and polarization and risks related to environmental, social and governance matters; our substantial level of indebtedness and our inability to service our debt obligations in accordance with their terms; changes in the credit market conditions, credit rating downgrades or an inability to access debt markets; our inability to maintain effective internal control over financial reporting; compliance with the current regulatory framework, including our national security obligations, and any changes in regulations or in the regulatory framework under which we operate; laws and regulations relating to the handling of privacy, data protection and artificial intelligence; unfavorable outcomes of and increased costs from existing or future regulatory or legal proceedings; difficulties in protecting our intellectual property rights or if we infringe on the intellectual property rights of others; our offering of regulated financial services products and exposure to a wide variety of state and federal regulations; new or amended tax laws or regulations or administrative interpretations and judicial decisions affecting the scope or application of tax laws or regulations; our wireless licenses, including those controlled through leasing agreements, are subject to renewal and may be revoked; our exclusive forum provision as provided in our Certificate of Incorporation; interests of Deutsche Telekom AG (“DT”), our controlling stockholder, which may differ from the interests of other stockholders; our current and future stockholder return programs may not be fully utilized, and our share repurchases and dividend payments pursuant thereto may fail to have the desired impact on stockholder value; future sales of our common stock by DT and our inability to attract additional equity financing outside the United States due to foreign ownership limitations by the Federal Communications Commission; and other risks as disclosed in our most recent annual report on Form 10-K, and subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures, including Adjusted EBITDA, Core Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Free Cash Flow margin. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP Net income, including, but not limited to, Special Items, Income tax expense and Interest expense. Adjusted EBITDA and Core Adjusted EBITDA should not be used to predict Net income as the difference between either of these measures and Net income is variable.

Adjusted EBITDA and Core Adjusted EBITDA are reconciled to Net income as follows:

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026	2025	2026
Net income	$2,953	$3,222	$2,714	$2,103	$2,504	$3,239	$3,455	$8,889	$9,198
Adjustments:
Interest expense, net	916	922	924	1,012	1,031	1,055	1,031	2,762	3,117
Other expense, net	46	11	78	89	132	107	90	135	329
Income tax expense	885	1,058	814	532	830	1,089	1,085	2,757	3,004
Operating income	4,800	5,213	4,530	3,736	4,497	5,490	5,661	14,543	15,648
Depreciation and amortization	3,198	3,146	3,408	3,756	3,817	3,434	3,452	9,752	10,703
Stock-based compensation (1)	168	178	217	209	203	212	195	563	610
UScellular merger-related costs	14	33	73	143	406	182	129	120	717
Network restructuring initiative costs (2)	—	—	—	93	76	52	38	—	166
Legal-related expenses (recoveries), net (3)	6	(4)	8	6	54	16	14	10	84
Impairment expense	—	—	278	—	—	—	—	278	—
Other, net (4)	73	(19)	170	504	188	151	131	224	470
Adjusted EBITDA	8,259	8,547	8,684	8,447	9,241	9,537	9,620	25,490	28,398
Lease revenues	(1)	(6)	(4)	(2)	(1)	—	—	(11)	(1)
Core Adjusted EBITDA	$8,258	$8,541	$8,680	$8,445	$9,240	$9,537	$9,620	$25,479	$28,397
(1)Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the Condensed Consolidated Financial Statements.
(2)In Q4 2025, we began implementing network restructuring initiatives as a result of recent technological advancements that enhanced our Customer-Driven Coverage insights. Network restructuring initiative costs consist of network decommissioning and contract termination costs related to the rationalization of our network and backhaul services and the elimination of duplicative costs.
(3)Legal-related expenses (recoveries), net consists of the settlement of certain litigation and compliance costs associated with the August 2021 cyberattack, net of insurance recoveries.
(4)Other, net, primarily consists of certain severance, restructuring and other expenses, gains and losses, not directly attributable to the UScellular acquisition, which are not reflective of T-Mobile’s ongoing core business activities and are, therefore, excluded from Adjusted EBITDA and Core Adjusted EBITDA. Other, net, for the three months ended March 31, 2026 and December 31, 2025, includes $141 million and $390 million, respectively, and $141 million for the nine months ended September 30, 2026, of severance and related costs associated with the 2025-2026 workforce transformation and reinvestment initiative. Additionally, Other, net, for the three months ended September 30, 2026 and June 30, 2026, includes $50 million and $108 million, respectively, and $158 million for the nine months ended September 30, 2026, of costs associated with retail initiatives to close certain dealer- and corporate-owned stores in connection with our ongoing digital initiatives to simplify routine transactions, as well as enhance customer experiences by transitioning in part to large-format experience stores.
Adjusted EBITDA represents earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization, stock-based compensation and certain expenses, gains and losses, which are not reflective of our ongoing operating performance (“Special Items”). Special Items include UScellular merger-related costs, network restructuring initiative costs (as discussed above), certain legal-related expenses and recoveries, Impairment expense, restructuring costs not directly attributable to the UScellular acquisition (including severance), and other non-core gains and losses. Core Adjusted EBITDA represents Adjusted EBITDA less device lease revenues. Core Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures utilized by T-Mobile’s management, including our chief operating decision maker, to monitor the financial performance of our operations and allocate resources of the Company as a whole. T-Mobile historically used Adjusted EBITDA and T-Mobile currently uses Core Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance. T-Mobile uses Adjusted EBITDA and Core Adjusted EBITDA as benchmarks to evaluate its operating performance in comparison to competitors. Management believes analysts and investors use Core Adjusted EBITDA and Adjusted EBITDA as supplemental measures to evaluate overall operating performance and to facilitate comparisons with other wireless communications and broadband services companies because they are indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, depreciation and amortization from capital investments, stock-based compensation and Special Items. Management believes analysts and investors use Core Adjusted EBITDA because it normalizes for the transition in the Company’s device financing strategy, by excluding the impact of device lease revenues from Adjusted EBITDA, to align with the exclusion of the related depreciation expense on leased devices from Adjusted EBITDA. Core Adjusted EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for Income from operations, Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Adjusted Free Cash Flow and Adjusted Free Cash Flow margin are calculated as follows:

	Quarter							Nine Months Ended September 30,
(in millions, except percentages)	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026	2025	2026
Net cash provided by operating activities	$6,847	$6,992	$7,457	$6,654	$7,222	$7,500	$7,341	$21,296	$22,063
Cash purchases of property and equipment, including capitalized interest	(2,451)	(2,396)	(2,639)	(2,469)	(2,623)	(2,703)	(2,270)	(7,486)	(7,596)
Adjusted Free Cash Flow	$4,396	$4,596	$4,818	$4,185	$4,599	$4,797	$5,071	$13,810	$14,467
Net cash provided by operating activities margin (Net cash provided by operating activities divided by Service revenues)	40.5%	40.1%	40.9%	35.6%	38.4%	39.5%	37.9%	40.5%	38.6%
Adjusted Free Cash Flow margin (Adjusted Free Cash Flow divided by Service revenues)	26.0%	26.4%	26.4%	22.4%	24.4%	25.3%	26.2%	26.3%	25.3%
Adjusted Free Cash Flow - Net cash provided by operating activities less cash payments for purchases of property and equipment, including capitalized interest. Adjusted Free Cash Flow is utilized by T-Mobile’s management, investors and analysts to evaluate cash available to pay debt, repurchase shares, pay dividends and provide further investment in the business.
Adjusted Free Cash Flow margin - Adjusted Free Cash Flow divided by Service revenues. Adjusted Free Cash Flow margin is utilized by T-Mobile’s management, investors, and analysts to evaluate the company’s ability to convert service revenue efficiently into cash available to pay debt, repurchase shares, pay dividends and provide further investment in the business.

T-Mobile US, Inc.
Operating Measures
(Unaudited)

The following table sets forth Postpaid ARPA:

	Quarter							Nine Months Ended September 30,
	Q1 2025	Q2 2025	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Q3 2026	2025	2026
Postpaid ARPA	$146.22	$149.87	$149.44	$150.17	$151.93	$152.91	$155.73	$148.54	$153.53

Postpaid ARPA - Average monthly postpaid service revenue earned per account. Postpaid service revenues for the specified period divided by the average number of postpaid accounts during the period, further divided by the number of months in the period.